FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President ir@BelFuse.com

BEL Reports Third Quarter Results

JERSEY CITY, New Jersey, October 29, 2008 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced financial results for the third quarter of 2008.

Third Quarter Results
Net sales for the three months ended September 30, 2008 increased 1% to $66,964,000, compared to net sales of $66,379,000 for the third quarter of 2007, as higher sales in Bel's Modules, Magnetics and Interconnect product groups were offset by slightly lower sales of Circuit Protection products.
Net earnings for the third quarter of 2008 were $1,946,000 compared to net earnings of $5,914,000 for the third quarter of 2007. Net earnings for this year's third quarter included a pre-tax labor severance charge of $329,000 for the previously announced closure of the Company's manufacturing plant in Westborough, Massachusetts, and a non-cash pre-tax charge of $1,397,000 primarily for the other-than-temporary impairment of Bel's holdings in Toko Inc. (TSE: 6801). In addition, the income tax provision for this year's third quarter was reduced by the reversal of an accrual for uncertain tax positions resulting from the expiration of certain statutes of limitations and the finalization of a tax audit, partially offset by changes in estimates for prior years' taxes upon finalization of 2007 tax returns.
The Company expects to expense additional pre-tax restructuring charges of up to $2,100,000 in the fourth quarter of 2008 related to the Westborough manufacturing plant closure.
Net earnings per diluted Class A common share were $0.16 for this year's third quarter. For the third quarter of 2007, net earnings per diluted Class A common share were $0.47. Net earnings per diluted Class B common share were $0.17 for this year's third quarter. Diluted Class B common share earnings were $0.50 for last year's third quarter.
"Third quarter revenue growth was affected by the global economic slowdown, which continues to cloud the outlook as we look forward. Also, margins in the third quarter were pressured by higher labor and raw materials costs and the weakness of the dollar against the Chinese yuan. We expect margins to benefit beginning in the current quarter from recent reductions in commodity prices and higher product pricing schedules, as well as reduced overtime," said President and Chief Executive Officer Daniel Bernstein.
Noting that Bel currently owns 7,339,000, or 8.4%, of the outstanding common shares of Power-One, Inc. (NASDAQ:PWER), Bernstein added, "We continue to seek acquisition opportunities with the potential to increase shareholder value."

Nine Months Results
For the nine months ended September 30, 2008, net sales increased 5.5% to $200,287,000. This compares to net sales of $189,798,000 for the first nine months of 2007.

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BEL Reports Third Quarter Results
October 29, 2008
Page Two

Net earnings for the first nine months of 2008 decreased to $5,924,000, which included a non-cash pre-tax impairment charge of $4,030,000 primarily for the other-than-temporary impairment of Bel's holdings in Toko Inc. For the first nine months of 2007, net earnings of $16,081,000 included a pre-tax gain of $1,187,000 on the sale of real estate in the Far East and a pre-tax gain of $2,508,000 from the partial disposition of Bel's holdings in Toko Inc. and a $1,200,000 warranty claim.
For the first nine months of 2008, net earnings were $0.47 and $0.51 per diluted Class A and Class B common share, respectively. For the first nine months of 2007, net earnings were $1.29 and $1.37 per diluted Class A and Class B common share, respectively.

Balance Sheet Highlights
At September 30, 2008, Bel reported cash, cash equivalents, short-term investments and marketable securities of approximately $99,323,000, working capital of approximately $162,840,000, a current ratio of 5.3-to-1, total long-term obligations of $13,348,000, and shareholders' equity of $237,534,000. At December 31, 2007, cash, cash equivalents and marketable securities were approximately $107,690,000, working capital was approximately $173,171,000, the current ratio was 6.2-to-1, total long-term obligations were $16,273,000, and shareholders' equity was $244,527,000.
During the first nine months of 2008, Bel repurchased 350,892 Class A shares at a cost of $10,785,000.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today. To participate in the call, dial (800) 473-0602, reservation #21390785. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.belfuse.com. A replay will be available after 1:00 p.m. EDT, for a period of 20 days, at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21390785 after 1:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC-DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). Bel operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release (including statements regarding the impact of price increases, cost reductions and acquisition possibilities) are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(tables attached)

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net Sales	$66,964	$66,379	$200,287	$189,798

Costs and expenses:
Cost of sales	56,337	52,288	165,292	148,778
Selling, general and administrative	8,934	8,673	27,151	27,334
Restructuring charge	329	--	329	--
Gain on sale of fixed assets	--	(307)	--	(1,187)

	65,600	60,654	192,772	174,925

Income from operations	1,364	5,725	7,515	14,873

Interest expense and other costs	(1)	(1)	(2)	(125)
(Impairment charge) gain on sale of investment	(1,397)	--	(4,030)	2,508
Interest income	529	1,144	2,047	2,980

Earnings before provision for income taxes	495	6,868	5,530	20,236

Income tax provision	(1,451)	954	(394)	4,155

Net earnings	$1,946	$5,914	$5,924	$16,081

Earnings per Class A common share - basic	$0.16	$0.47	$0.47	$1.29
Earnings per Class A common share - diluted	$0.16	$0.47	$0.47	$1.29

Weighted average Class A common shares outstanding
Basic	2,326	2,622	2,461	2,662
Diluted	2,326	2,622	2,461	2,662

Earnings per Class B common share - basic	$0.17	$0.50	$0.52	$1.37
Earnings per Class B common share - diluted	$0.17	$0.50	$0.51	$1.37

Weighted average Class B common shares outstanding
Basic	9,135	9,276	9,126	9,228
Diluted	9,378	9,292	9,349	9,254

CONDENSED CONSOLIDATED BALANCE SHEET DATA (000s omitted)

	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
ASSETS	2008	2007	LIABILITIES & EQUITY	2008	2007
	(unaudited)	(audited)		(unaudited)	(audited)

Current assets	$200,460	$206,231	Current liabilities	$37,620	$33,060
Property, plant & equipment, net	41,307	41,113	Noncurrent liabilities	13,348	16,273
Goodwill	28,524	28,447
Intangibles & other assets	18,211	18,069	Stockholders' equity	237,534	244,527
Total Assets	$288,502	$293,860	Total Liabilities & Equity	$288,502	$293,860